Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fauquier Bankshares, Inc.
Warrenton, Virginia

We consent to the incorporation by reference to previously filed Registration Statements (Form S-8 No. 333-100539, Form S-3D No. 333-115681, Form S-8 No. 333-122532, and Form S-8 No. 333-161467) of Fauquier Bankshares, Inc. of our report, dated March 24, 2017, relating to the consolidated financial statements of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2016 appearing in Item 8 of this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2016.

/s/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 24, 2017